Filed pursuant to Rules 424(b)(3) and 424(c)
Registration Number 333-116683

PROSPECTUS SUPPLEMENT
(to prospectus dated July 2, 2004 and to the
prospectus supplement dated December 20, 2004)

Peoples Bancorp Inc.

306,582 Common Shares
(no par value)

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                  This prospectus supplement supplements our prospectus dated July 2, 2004 and our prospectus supplement dated December 20, 2004 relating to the sale by certain of our shareholders, or by their donees, pledgees, transferees or other successors-in-interest, of up to 306,582 common shares. You should read this supplement in conjunction with the prospectus and the previous prospectus supplement. This supplement is qualified by reference to the prospectus and the previous prospectus supplement, except to the extent the information in this supplement supersedes the information contained in the prospectus or in the previous prospectus supplement.

                   Investing in our common shares involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

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                   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

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The date of this prospectus supplement is December 29, 2004.

Selling Shareholders

                   The following table provides information regarding the number of common shares beneficially owned by certain of our selling shareholders, the number of common shares that may be offered by these selling shareholders in the offering and the number of common shares to be owned by these selling shareholders after completion of the offering.

                   The table below supplements or amends the table of selling shareholders contained on pages 12 through 14 of the prospectus and in the previous prospectus supplement. Where the name of a selling shareholder identified in the table below also appears in the table in the prospectus or in the previous prospectus supplement, the information set forth in the table below regarding that selling shareholder supersedes the information in the prospectus or in the previous prospectus supplement. This information was furnished to us by the selling shareholders listed below on or before December 29, 2004. Because selling shareholders may trade all or some of the common shares listed at any time without notifying us, the table below may not reflect the exact number of common shares held by each selling shareholder on the date of this supplement.

Name of Selling Shareholder -----------------------------	Number of Common Shares Beneficially Owned Before the Offering (1) ----------------------------	Number of Common Shares Offered Hereby ----------------------------	Beneficial Ownership of Common Shares After the Offering (2) Number Percent --------------- --------------
Marietta Community Foundation, Inc. . . . . . . . . .	5 (3)	0	5 (4)
Sweney Cartwright & Co. (5) . . . . . . . . . . . . . . . . . .	3,153 (6)	3,123 (6)	30 (4)

(1)	Rounded to nearest whole common share.
(2)	Assumes all offered common shares are sold.
(3)	On December 29, 2004, Marietta Community Foundation, Inc. sold 3,123 common shares to Sweney Cartwright & Co., a registered broker-dealer and a market-maker for our common shares, which purchased the common shares as principal for its own account. The number shown reflects the sale of these 3,123 common shares to Sweney Cartwright & Co.
(4)	Represents less than 1% of the outstanding common shares.
(5)	Sweney Cartwright & Co. is a market-maker for our common shares.
(6)	Of these common shares, 3,123 common shares were purchased as principal for its own account from Marietta Community Foundation, Inc. on December 29, 2004. Sweney Cartwright & Co. did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus or in the previous prospectus supplement.